Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT:
Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 Mark E. Yale Executive V.P., CFO (614) 887-5610 myale@glimcher.com	Lisa A. Indest V.P., Finance and Accounting (614) 887-5844 lindest@glimcher.com

FOR IMMEDIATE RELEASE
Wednesday, April 28, 2010

GLIMCHER REALTY TRUST ANNOUNCES CLOSING OF
$75.3 MILLION PREFERRED OFFERING

COLUMBUS, Ohio - April 28, 2010 — Glimcher Realty Trust (NYSE: GRT) announced today that it has closed on its previously announced offering of 3,500,000 shares of its 8.125% Series G Cumulative Redeemable Preferred Shares (the “Series G Preferred Shares”).  The shares were priced at $21.51 per share including accrued distributions. The yield on the offering, excluding accrued distributions, was 9.5% per annum.  The company used the net proceeds from this offering, which totaled approximately $72.7 million, to reduce borrowings outstanding under its credit facility to approximately $154 million.  Goldman, Sachs & Co. and Banc of America Securities LLC served as the joint book-running managers on the offering.

The Series G Preferred Shares were issued pursuant to a prospectus supplement and accompanying prospectus filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3 that is effective.  Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316, email: prospectus-ny@ny.email.gs.com, or Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, telephone: 1-800-294-1322, email: dg.prospectus_distribution@bofasecurities.com.

About Glimcher

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers as well as community centers.  Glimcher® is registered trademark of Glimcher Realty Trust.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRTPrF” and “GRTPrG,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.